NR06-13

November 27, 2006

ITH Defines New Copper-Gold-Silver System with Bulk Tonnage Potential on its Chisna Project in Alaska.

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) – (TSX Venture: ITH, OTCBB: ITHMF, Frankfurt: IW9) is pleased to announce initial surface sampling results from the newly staked, 100% owned, Chisna project in the eastern Alaska Range, Alaska.

Results to date indicate that a large area in the central portion of the property has the potential to host a significant, near-surface bulk tonnage copper-gold-silver deposit.  Reconnaissance scale geochemical sampling from a number of highly altered zones has defined a large open-ended target area, covering approximately 25 square kilometres, within which highly anomalous copper, gold and silver values occur.  A total of 73 rock samples collected from this area averaged 0.19% copper, 0.33 g/t gold and 2.8 g/t silver, with 21 of these samples exceeding 200 ppm copper and averaging 0.6% copper, 1.06 g/t gold and 8.2 g/t silver.  The range of the 21 samples was from 3ppm to 3.7% copper and 2 ppb to 12.2 g/t gold, with high values of 3.7% copper, 0.03g/t gold and 46.7 g/t silver and 0.75% copper, 12.2 g/t gold and 6.5 g/t silver.

The average values from all of the soil samples taken on the project by ITH (87 samples covering three areas approximately 3.5 kilometres apart) equalled 230 ppm copper, 31 ppb gold and 0.5 ppm silver, with a range of from 31 to 1,955 ppm copper, 2 to 255 ppb gold and 0.1 to 2.4 ppm silver.  Regional silt sampling results from 90 samples covering a much larger area along the mineralized trend returned average values of 182 ppm copper, 20 ppb gold, 0.4 ppm silver and 253 ppm zinc, with a range of from 43 to 804 ppm copper, 2 to 145 ppb gold, 0.1 to 2.5ppm silver and 66 to 6,850 ppm zinc.  Preliminary reconnaissance scale geologic work indicates the copper-gold-silver mineralization at Chisna is multiphase and may be related to a large, volcanic hosted, high sulfidation system consistent with those found around copper-gold porphyry systems.

Project Background

The copper-gold-silver mineralization on the Chisna project is hosted in the Mankomen volcanic/sedimentary group which underlies the Tetelna volcanic group.  This package of rocks hosts the world class copper and copper-gold deposits at Kennecott and Orange Hill southeast of the Chisna property.  The Chisna area has produced approximately 180,000 ounces of gold from placer deposits which drain the target area and has only had a limited amount of historic hard rock exploration.  One historic drill hole was found on the property within one of the alteration zones, but no data is available.  AngloGold Ashanti (U.S.A.) Exploration Inc. staked the target in June of this year and sold a 100% interest in the project to ITH as part of the asset sale transaction which closed on August 4, 2006 (see August 8, 2006 press release).

Target Summary

The currently defined copper-gold-silver target is related to widespread silica-pyrite alteration zones hosted within the volcanic sequence. The high copper zones contain abundant chalcopyrite and appear associated with an early mineralizing event, whereas higher gold values may be related to a later event.  A possible porphyry affinity is suggested by the presence of a base metal veined intrusive and the general alteration-geochemical association sample results.  The belt has never been systematically explored with modern exploration techniques.

Based on the initial positive results, ITH has expanded its property position to cover an additional 130 square kilometres (bringing the current property position to approximately 250 square kilometres) along the projection of the Chisna mineral system within favourable units containing historic copper and gold occurrences.  The core target area and regional potential of the property will be evaluated in 2007 with a multiphase surface mapping-sampling and airborne geophysical program budgeted to cost approximately USD 300,000.  Based on the results to date, the Company believes the Chisna project has potential for a world class copper-gold discovery in an area that has received very little past exploration.

Slate Creek
State Creek
Gulch
Miller
Upper
Slate Creek
23
24
RK801834
Gulch
RK210758
Chisna
Pass
Roby
RK801837
26
25
27
RK801955
RK210760
Powell
30
RK800410
29
Cool Creek
RK801843
RK800409
32
RK800404
34
35
36
31
0
2,500
5,000
feet
Gulch

Sample	Cu_ppm	Au_ppb	Ag_ppm
RK801834	36,500	34	46.7
RK800404	35,500	2.5	81.6
RK800410	28,500	2.5	1.1
RK210760	8,620	2.5	1.21
RK210758	7,470	12,200	6.52
RK801955	3,310	2.5	1.31
RK800409	2,990	6	4.31
RK801837	2,700	10	2.99

Soil Cu ppm

- 500 to 2,000 (5)
- 300 to 500 (10)
- 200 to 300 (20)
- 100 to 200 (27)
- 0 to 100 (25)

Rocks - Cu>500 ppm

Chisna Rocks and Soils

Cu

Qualified Person and Quality Control/Quality Assurance

EurGeol Dr. Mark D. Cruise, a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release.  Dr. Cruise is the Vice President-Exploration of Cardero Resource Corp. and a shareholder of ITH.  Cardero recently acquired a 13.3% equity position in ITH.

The work program at Chisna project was designed and is supervised by Jeffrey A. Pontius, President of Talon Gold (US) LLC (a wholly owned subsidiary of ITH responsible for carrying out the exploration programs on ITH’s Alaskan properties), who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project rigorously collect and track samples which are then sealed and shipped to ALS Chemex for assay.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

International Tower Hill Mines Ltd. is a resource exploration company focused in Alaska that controls a number of exploration projects representing a spectrum of early stage to advanced gold discoveries.  ITH is committed to building share holder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated property acquisitions, exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company's ability to obtain any necessary permits, consents or authorizations required for its activities, the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission's mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company's properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.